Exhibit 99.1

Imation Adopts Shareholder Rights Plan to Protect
Net Operating Loss Carryforwards

Will Submit the Plan for Shareholder Approval at the 2016 Annual Meeting of Shareholders

Oakdale, Minn. – (BUSINESS WIRE) – August 10, 2015 – Imation Corp. (NYSE: IMN) today announced that its Board of Directors has adopted a shareholder rights plan (the “Rights Plan”) designed to preserve the value of its significant net operating loss carryforwards (“NOLs”) and other related tax assets under Section 382 of the Internal Revenue Code (the “Code”). Imation intends to seek shareholder approval of the Rights Plan at its 2016 Annual Meeting of Shareholders.

The Company’s ability to utilize these tax assets would be substantially limited upon an “ownership change” as defined in Section 382 of the Code. In general, an “ownership change” would occur if the Company’s “5% shareholders” (as defined in Section 382 of the Code) increase their ownership in Imation common stock by more than 50 percentage points during a rolling three-year period. The Rights Plan was adopted to reduce the likelihood of an “ownership change” occurring by deterring the acquisition of Company stock by persons or groups that would create such “5% shareholders.”

As part of the Rights Plan, the Board declared a dividend of one right for each outstanding share of its Common Stock to stockholders of record at the close of business on September 10, 2015. Initially, the Rights will not be exercisable and will be attached to all Common Stock and no separate Rights certificates will be distributed. If any person or group (subject to customary exceptions specified in the Rights Plan) acquires beneficial ownership of 4.9% or more of the outstanding shares of the Company’s common stock without the Board’s approval, significant dilution in the economic interest and voting power of such person or group would occur. Existing shareholders who currently beneficially own 4.9% or more of the outstanding shares of common stock will cause this dilutive event to occur only if they acquire beneficial ownership of additional common stock of the Company in an amount in excess of 0.5% of the outstanding shares of common stock. In its discretion, the Board may exempt certain transactions from the provisions of the Rights Plan, including if it determines that the transaction will not jeopardize the deferred tax assets or the transaction will otherwise serve the Company’s best interests. The Rights Plan may be terminated by the Board of Directors at any time prior to the rights becoming exercisable.

The rights expire on August 7, 2018 unless terminated earlier under the terms of the Rights Plan, including if shareholder approval of the Rights Plan is not received by August 7, 2016.

The issuance of the rights is not a taxable event and will not affect the Company’s reported financial condition or results of operations.

The Company will file additional information about the terms and conditions of the Rights Plan with the Securities and Exchange Commission.

About Imation Corp.

Imation (NYSE: IMN) is a global data storage and data security company. Our products and solutions help organizations and individuals store, manage and protect their digital content. Imation’s Storage and Security portfolio includes Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey mobile security solutions that address the needs of professionals for secure data transport and mobile workspaces; and consumer storage solutions, audio products and accessories sold under the Imation, Memorex and TDK Life on Record brands. Imation reaches customers in more than 100 countries through a powerful global distribution network. For more information, visit www.imation.com.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com